Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 19, 2019, with respect to the consolidated financial statements included in the Annual Report of YETI Holdings, Inc. on Form 10-K for the year ended December 29, 2018. We consent to the incorporation by reference of said report in the Registration Statement of YETI Holdings, Inc. on Form S-8 (File No. 333-227975, effective October 25, 2018).

/s/ GRANT THORNTON LLP

Dallas, Texas

March 19, 2019